   As filed with the Securities and Exchange Commission on December 5, 1997
                                                     Registration No. 333-
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                    COMMODORE ENVIRONMENTAL SERVICES, INC.
              (Exact name of issuer as specified in its charter)

                 Delaware                                   87-0275043
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

     150 East 58th Street, Suite 3400                         10155
            New York, New York                             (Zip Code)
 (Address of Principal Executive Offices)

           1987 Stock Option Plan of Commodore Resources Corporation
         Commodore Environmental Services, Inc. 1997 Stock Option Plan
        Non-Qualified Stock Option Agreement, dated as of July 28, 1993
      Non-Qualified Stock Option Agreement, dated as of November 22, 1993
       Non-Qualified Stock Option Agreement, dated as of August 31, 1995
      Non-Qualified Stock Option Agreement, dated as of February 16, 1996
         Non-Qualified Stock Option Agreement, dated as of June 17, 1997
      Non-Qualified Stock Option Agreement, dated as of November 1, 1997
          Amended and Restated Non-Qualified Stock Option Agreement,
                          dated as of January 2, 1996
           Director Compensation Agreements, dated February 20, 1996
                  Advisory Agreement, dated February 20, 1996
                 Advisory Agreements, dated February 22, 1996
                    Advisory Agreement, dated March 7, 1996
                           (Full title of the plan)

                               PAUL E. HANNESSON
         Chairman of the Board, President and Chief Executive Officer
                    Commodore Environmental Services, Inc.
                       150 East 58th Street, Suite 3400
                           New York, New York 10155
                    (Name and address of agent for service)

                                (212) 308-5800
         (Telephone number, including area code, of agent for service)

                         Copies of communications to:
                            STEPHEN A. WEISS, ESQ.
                           ANTHONY J. MARSICO, ESQ.
                           Greenberg Traurig Hoffman
                            Lipoff Rosen & Quentel
                             153 East 53rd Street
                           New York, New York 10022
                              Tel: (212) 801-9200
                              Fax: (212) 223-7161

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                         Proposed          Proposed
                                                     Amount              maximum           maximum         Amount of
                 Title of                            to be            offering price      aggregate       registration
        securities to be registered              registered(1)          per share       offering price        fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   .  8,765,000 shares(2)         $0.64(3)      $ 5,609,600.00     $1,654.83
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   .  12,590,000 shares(4)        $0.58(5)      $ 7,302,200.00     $2,154.15
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   .  790,000 shares(6)           $0.58(7)      $   458,200.00     $  135.17
----------------------------------------------------------------------------------------------------------------------
TOTAL:    ................................  22,145,000 shares                         $13,370,000.00     $3,944.15
----------------------------------------------------------------------------------------------------------------------

                                               (Footnotes on the following page)
================================================================================

(1) Pursuant to Rule 416(a), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of: (i) the Commodore Environmental Services, Inc. 1997 Stock Option Plan (the "1997 Plan"); (ii) the Non-Qualified Stock Option Agreements, dated as of July 28 and November 22, 1993, as of August 31, 1995, as of February 16, 1996, and as of June 17 and November 1, 1997; (iii) the Amended and Restated Non-Qualified Stock Option Agreement, dated as of January 2, 1996; (iv) the Director Compensation Agreements, dated February 20, 1996; and (v) the Advisory Agreements, dated February 20 and 22, and March 7, 1996.
(2) Includes: (i) an aggregate of 5,410,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted under the 1997 Plan; (ii) an aggregate of 1,000,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Non-Qualified Stock Option Agreement, dated as of July 28, 1993, by and between Commodore Environmental Services, Inc. (the "Company") and Albert E. Abel; (iii) an aggregate of 100,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Non-Qualified Stock Option Agreement, dated as of November 22, 1993, by and between the Company and James M. DeAngelis; (iv) an aggregate of 150,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Non-Qualified Stock Option Agreement, dated as of August 31, 1995, by and between the Company and Carl O. Magnell; (v) an aggregate of 500,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Non-Qualified Stock Option Agreement, dated as of February 16, 1996, by and between the Company and Paul E. Hannesson; (vi) an aggregate of 750,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Non-Qualified Stock Option Agreement, dated as of June 17, 1997, by and between the Company and Edwin
    L. Harper; (vii) an aggregate of 25,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Non-Qualified Stock Option Agreement, dated as of November 1, 1997, by and between the Company and Geoffrey Tirman; (viii) an aggregate of 275,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to an Amended and Restated Non-Qualified Stock Option Agreement, dated as of January 2, 1996, by and between the Company and Stephen A. Weiss; (ix) an aggregate of 105,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Director Compensation Agreement, dated February 20, 1996, by and between the Company and David L. Mitchell; (x) an aggregate of 105,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Director Compensation Agreement, dated February 20, 1996, by and between the Company and Herbert
    A. Cohen; (xi) an aggregate of 105,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to a Director Compensation Agreement, dated February 20, 1996, by and between the Company and Kenneth L. Adelman; (xii) an aggregate of 60,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to an Advisory Agreement, dated February 20, 1996, by and between the Company and Edward L. Rowny; (xiii) ) an aggregate of 60,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to an Advisory Agreement, dated February 22, 1996, by and between the Company and Misha Krakowsky; (xiv) an aggregate of 60,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to an Advisory Agreement, dated February 22, 1996, by and between the Company and Noel Brown; and (xv) an aggregate of 60,000 shares of Common Stock (subject to adjustment) issuable upon exercise of currently outstanding options granted pursuant to an Advisory Agreement, dated March 7, 1996, by and between the Company and Oliver Giscard d'Estaing.
(3) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Represents the weighted average exercise price (rounded to the nearest cent) at which the shares will be issued.
(4) Represents the aggregate number of shares underlying options presently available for issuance under the 1997 Plan.
(5) Computed in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Represents the average of the high and low prices (rounded to the nearest cent) of the Common Stock as reported on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "OTCBB") on December 1, 1997, because the exercise price at which the shares will be issued in the future is not currently determinable.
(6) Includes: (i) 300,000 shares heretofore issued upon exercise of options granted under the 1987 Stock Option Plan of Commodore Resources Corporation (the "1987 Plan"), which expired by its terms in 1992; (ii) 400,000 shares heretofore issued upon exercise of options granted under the Non-Qualified Stock Option Agreement, dated as of November 22, 1993, by and between the Company and James M. DeAngelis; and (iii) 90,000 shares heretofore issued upon exercise of options granted under the Non-Qualified Stock Option Agreement, dated as of August 31, 1995, by and between the Company and Carl O. Magnell.
(7) Computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Represents the average of the high and low prices (rounded to the nearest cent) of the Common Stock as reported on the OTCBB on December 1, 1997.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement, or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     The following reoffer prospectus filed as part of the Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used by certain officers, directors and controlling stockholders of the Company for the resale to the public of shares of common stock, par value $.01 per share (the "Common Stock"), of Commodore Environmental Services, Inc. (the "Company") to be issued to them upon exercise of options heretofore or hereafter granted under:
(i) the Commodore Environmental Services, Inc. 1997 Stock Option Plan; (ii) the Non-Qualified Stock Option Agreement, dated as of February 16, 1996, by and between the Company and Paul E. Hannesson; (iii) the Non-Qualified Stock Option Agreement, dated as of June 17, 1997, by and between the Company and Edwin L. Harper; and (iv) the Director Compensation Agreements, dated February 20, 1996, by and between the Company and each of David L. Mitchell, Herbert A. Cohen and Kenneth L. Adelman. Such persons may be deemed to be in a control relationship with the Company within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and such shares of Common Stock may be deemed to be "control securities" within the meaning of General Instruction C to Form S-8. The following reoffer prospectus may also be used for the resale to the public of an aggregate of 790,000 shares of Common Stock heretofore issued upon exercise of options granted under: (a) the 1987 Stock Option Plan of Commodore Resources Corporation; (b) the Non-Qualified Stock Option Agreement, dated as of November 22, 1993, by and between the Company and James M. DeAngelis; and (c) the Non-Qualified Stock Option Agreement, dated as of August 31, 1995, by and between the Company and Carl O. Magnell. Such shares of Common Stock may be deemed to be "restricted securities" within the meaning of General Instruction C to Form S-8. The 1987 Stock Option Plan of Commodore Resources Corporation expired by its terms in 1992.

                                  PROSPECTUS

                               7,765,000 Shares


                    Commodore Environmental Services, Inc.
                                 Common Stock
                            ---------------------
     This Prospectus relates to 7,765,000 shares of common stock, par value
$.01 per share (the "Common Stock"), of Commodore Environmental Services, Inc., a Delaware corporation (the "Company"), which may be offered and sold from time to time pursuant to this Prospectus (the "Shares") by the persons named in this Prospectus as "Selling Stockholders" (the "Selling Stockholders"). The Selling Stockholders have acquired or will acquire the Shares upon exercise of options granted under: (i) the 1987 Stock Option Plan of Commodore Resources
Corporation (the "1987 Plan"); (ii) the Commodore Environmental Services, Inc. 1997 Stock Option Plan (the "1997 Plan"); (iii) the Non-Qualified Stock Option Agreement, dated as of November 22, 1993, by and between the Company and James
M. DeAngelis (the "DeAngelis Stock Option Agreement"); (iv) the Non-Qualified Stock Option Agreement, dated as of August 31, 1995, by and between the Company and Carl O. Magnell (the "Magnell Stock Option Agreement"); (v) the Non-Qualified Stock Option Agreement, dated as of February 16, 1996, by and between the Company and Paul E. Hannesson (the "Hannesson Stock Option Agreement"); (vi) the Non-Qualified Stock Option Agreement, dated as of June 17, 1997, by and between the Company and Edwin L. Harper (the "Harper Stock Option Agreement"); and (vii) the Director Compensation Agreements, dated February 20, 1996, by and between the Company and each of David L. Mitchell, Herbert A.
Cohen and Kenneth L. Adelman (individually, a "Director Compensation Agreement" and collectively, the "Director Compensation Agreements"). See "SELLING STOCKHOLDERS."

     The Shares offered hereby may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, in one or more transactions (which may involve one or more block transactions) in the over-the-counter market, in transactions independent of the over-the-counter market, in separately negotiated transactions, or in a combination of such transactions. Such sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of such Shares for whom they may act as broker or agent (which discounts or commissions may be less than, or in excess of, those customary in the types of transactions involved). In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. See "PLAN OF DISTRIBUTION."

     The Shares will be sold, or otherwise disposed of, for the account of the Selling Stockholders, and the Company will not be entitled to any of the proceeds from such sales or dispositions. See "USE OF PROCEEDS." All expenses incurred in connection with the registration of the Shares are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder. See "PLAN OF DISTRIBUTION."

     The Selling Stockholders and any dealer participating in the distribution of any Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act. See "PLAN OF DISTRIBUTION."

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such Selling Stockholder and of the participating broker or dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction. See "PLAN OF DISTRIBUTION."

     There is no assurance that any of the Selling Stockholders will sell any or all of the Shares. The Company's Common Stock is currently traded in the over-the-counter market in the so-called "pink sheets" of the National Quotation Bureau, Inc. (the "Pink Sheets") and is quoted in the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "OTCBB") under the symbol "COES". On December 1, 1997, the last reported sale price of the Common Stock on the OTCBB was $0.59375 per share. Prospective investors are urged to obtain a current price quotation.
     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                The date of this Prospectus is December 5, 1997.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN BY REFERENCE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ---------------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed with the Commission, as well as the Registration Statement (as defined below) of which this Prospectus is a part, may be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Also, the Company files such reports, proxy statements and other information with the Commission pursuant to the Commission's EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission pursuant to the EDGAR system. The address of the Commission's web site is "http://www.sec.gov".

     This Prospectus constitutes a part of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on December 5, 1997 with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and incorporates by reference certain additional information. Such additional information can be inspected at and obtained from the Commission in the manner set forth above. Statements contained in this Prospectus or in any document incorporated herein by reference as to the terms of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 0-10054) under the Exchange Act are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997;

     (c) The Company's Current Reports on Form 8-K dated January 22, May 20, and July 3, 1997;

     (d) Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated January 22, 1997, filed with the Commission on March 27, 1997;

     (e) Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated May 20, 1997, filed with the Commission on October 3, 1997;

     (f) The Company's definitive Proxy Statement, dated August 20, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders held on September 12, 1997; and

     (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 2, 1981, filed under Section 12 of the Exchange Act, including any subsequent amendment or any report or other filing with the Commission updating such description.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein), as well as other documents required to be delivered to employees pursuant to Rule 428(b), will be provided without charge to each person (including any beneficial owner) to whom this Prospectus is delivered upon the written or oral request of such person. Requests should be made to:


                    Commodore Environmental Services, Inc.
                       150 East 58th Street, Suite 3400
                           New York, New York 10155
                        Attention: Michael D. Fullwood
                           Telephone: (212) 308-5800

                                  THE COMPANY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Investors should also carefully consider the information set forth under the heading "RISK FACTORS." As used herein, the term "Company" refers to Commodore Environmental Services, Inc. and its subsidiaries.

     The Company, through its 65% owned subsidiary, Commodore Applied Technologies, Inc. ("Applied"), is primarily engaged in (i) the development and commercialization of a variety of environmental technologies for the destruction of hazardous materials, (ii) providing environmental, technical and remediation services, and (iii) the separation and recovery of metals, organics and other chemical compounds.

o Decontamination and Neutralization of Hazardous Materials. Commodore Solution Technologies, Inc. ("Solution"), a wholly owned subsidiary of Applied, uses a patented non-thermal, portable and scalable process known as SET(TM) for treating and decontaminating soils and other materials and surfaces containing PCBs, pesticides, dioxins and other toxic contaminants to an extent sufficient to satisfy current federal environmental guidelines. Based on the results of laboratory testing, SET(TM) also appears capable of neutralizing substantially all known chemical weapons materials and warfare agents.

o CFC Destruction, Separation and Recycling. Commodore CFC Technologies, Inc. ("CFC"), a wholly owned subsidiary of Applied, is applying certain environmental technologies to the destruction, separation and recycling of CFCs and other ozone-depleting substances.

o Environmental, Technical and Remediation Services. Advanced Sciences, Inc. ("ASI"), a wholly owned subsidiary of Solution, provides a full range of environmental, technical and remediation services, including identification, investigation, remediation and management of hazardous and mixed waste sites, to government agencies, including the U.S. Department of Energy and Department of Defense, and to private-sector domestic and foreign industrial clients.

o Separation and Recovery Technology. Commodore Separation Technologies, Inc. ("Separation"), an 87% owned subsidiary of Applied, has developed and intends to commercialize its separation technology and recovery system known as SLiM(TM) (Supported Liquid Membrane technology). Based on the results of more than 100 laboratory and other tests to date, the Company believes that SLiM(TM) can separate and recover solubilized metals (e.g., chromium, cadmium, silver, mercury, platinum, lead, zinc and nickel), radionuclides, gas, organics and biochemicals.

     The Company believes that its chemical processes and technologies offer a safe, efficient and cost-effective alternative to traditional methods for the separation, destruction and disposal of toxic substances, which can be utilized in a wide variety of industrial, military and other applications. The Company is currently in the process of introducing these processes and technologies on a commercial scale. In July 1996, Applied completed an initial public offering of its equity securities from which it received net proceeds of approximately $30.5 million. In April 1997, Separation completed an initial public offering of its equity securities from which it received net proceeds of approximately $11.1 million.

     The Company was reincorporated in the State of Delaware in August 1988. The principal executive offices of the Company are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and its telephone number is (212) 308-5800.

                                 RISK FACTORS


     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prior to making an investment decision, prospective investors in the Shares offered hereby should give careful consideration to the information set forth in this Prospectus or incorporated herein by reference and, in particular, should evaluate the risk factors set forth below.


Limited Current Operating History; History of Losses; Future Losses; Initial Commercialization Stage


     From 1986 to 1990, as a result of a series of acquisitions, the Company was principally engaged in the asbestos abatement business in the metropolitan New York City area, upstate New York and California. Primarily due to inadequate capitalization, the asbestos abatement businesses were repurchased by their original owners. In 1993, the Company acquired and commenced the development of technology relating to the destruction and separation of hazardous materials, which it operates primarily through its Applied subsidiary. Applied has a limited operating history, consisting primarily of development of SET(TM) and remediation equipment, conducting laboratory tests, and planning on-site tests and demonstrations. Separation's SLiM(TM) technology is also in the early stages of commercialization. Accordingly, the Company is subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies.

     For the fiscal year ended December 31, 1996, the Company had total revenues of $5,253,000 and a net loss of $8,311,000, compared to total revenues of $1,044,000 and a net loss of $2,969,000 for the fiscal year ended December 31, 1995. For the nine months ended September 30, 1997, the Company had total revenues of $15,717,000 and a net loss of $8,704,000, compared to total revenues of $194,000 and a net loss of $4,305,000 for the nine months ended September 30, 1996. At December 31, 1996, the Company had stockholders' equity of $12,831,000, and working capital of $12,995,000, compared to a stockholders' deficit of $1,429,000 and a working capital deficit of $1,602,000 at December 31, 1995. At September 30, 1997, the Company had stockholders' equity of $9,052,000, and working capital of $18,723,000.

     The Company anticipates that it will continue to incur significant operating losses through 1997 and may incur additional losses thereafter, depending upon its ability to consummate collaborative working arrangements or licenses with third parties and the operation and financial success of any environmental projects which the Company and its potential working partners may be awarded. Other than revenues generated by ASI, which Applied acquired effective October 1, 1996, the Company has generated nominal revenues to date, and there can be no assurance as to whether or when it will generate material revenues or achieve profitable operations.


SET(TM) and SLiM(TM) Unproven on Large-Scale Commercial Basis


     SET(TM) and SLiM(TM) have never been utilized on a large-scale basis, and there can be no assurance that such technologies will perform successfully on a large-scale commercial basis or that they will be profitable to the Company. The Company has never utilized SET(TM) and SLiM(TM) under the conditions and in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. In addition, most of the results of the tests conducted by the Company on SET(TM) and SLiM(TM) have not been verified by an independent testing laboratory. Thus, it is possible that the Company's SET(TM) and SLiM(TM) technologies may require further research, development, design and testing, as well as regulatory clearances, prior to larger-scale commercialization. Additionally, the Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including competition, cost and availability of supplies, changes in governmental initiatives and requirements, changes in EPA and other regulatory requirements, and the costs associated with equipment repair and maintenance.


No Assurance of Collaborative Agreements, Licenses or Project Contracts


     The Company's business strategy is based upon entering into collaborative joint working arrangements with established engineering and environmental companies, or formal joint venture agreements relative to the application of SET(TM) and SLiM(TM) as enabling technologies for specified industries or markets. To date, only ASI and its collaborative joint working partners have been awarded project contracts. There can be no assurance that the Company will enter into any definitive joint project arrangements or joint venture collaborative agreements with its prospective working partners or others, or that such agreements, if entered into, will be on terms and conditions that are sufficiently attractive to the Company to enable it to generate profits. In the event the Company is unable to enter into commercially attractive collaborative working arrangements for one or more commercial or industrial remediation projects, in order to produce revenues for the Company, it may be necessary to license SET(TM) and/or SLiM(TM) to unaffiliated third parties. There is no assurance that the Company will be able to enter into such license arrangements or that such licenses will produce any income to the Company. Even if the Company is able to complete additional joint working arrangements, there is no assurance that the Company and its working partners will be awarded contracts to perform decontamination or remediation projects. Even if such contracts are awarded, there is no assurance that these contracts will be profitable to the Company. In addition, any project contract which may be awarded to the Company and/or any of its joint working partners may be curtailed, delayed, redirected or eliminated at any time. Problems experienced on any specific project, or delays in the implementation and funding of projects, could materially adversely affect the Company's business and financial condition.


Uncertainty of Market Acceptance

     Many prospective users of SET(TM) have already committed substantial resources to other forms of environmental remediation technology, including incineration, plasma arc, vitrification, molten metal, molten salt, chemical neutralization, catalytic electrochemical oxidation and supercritical wet oxidation. In addition, many prospective users of SLiM(TM) have committed substantial resources to other forms of process stream treatments or technologies. The Company's growth and future financial performance will depend on demonstrating to prospective collaborative partners and users the advantages of SET(TM), SLiM(TM) and the Company's other environmental technologies over alternative technologies. There can be no assurance that the Company and its prospective collaborative partners will be successful in this effort. Furthermore, it is possible that competing alternatives may be perceived to have, or may actually have, certain advantages over SET(TM), SLiM(TM) and/or the Company's other environmental technologies for certain industries or applications.


Risk of Environmental Liability

     The Company's operations, as well as the use of the specialized technical equipment by its customers, are subject to numerous federal, state and local regulations relating to the storage, handling, emission and transportation of certain regulated materials. There is always the risk that such materials might be mishandled, or that there might be equipment or technology failures, which could result in significant claims against the Company. Any such claims against the Company could materially adversely affect the Company's business, financial condition and results of operations.

     As SET(TM), SLiM(TM) and the Company's other environmental technologies are commercialized, the Company may be required to obtain environmental liability insurance in the future in amounts greater than those it currently maintains. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by the Company's insurance policy) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.


Potential Need for Additional Financing

     In May and August 1997, the Company completed private placements of an aggregate of 88,000 shares of its Series D Preferred Stock and warrants, from which it received aggregate net proceeds of approximately $7.8 million. The Company's future capital requirements will depend on certain factors, many of which are not within the Company's control. These include the ongoing development and testing of SET(TM), SLiM(TM) and the Company's other environmental technologies; the nature and timing of remediation and clean-up projects and permits required; and the availability of financing.

     In the environmental remediation market, the Company may not be able to enter into favorable business collaborations and might thus be required to bid upon projects for its own account. If such bids were successful, the Company would be required to make significant expenditures on personnel and capital equipment which would require significant financing in amounts substantially in excess of the net proceeds of the initial public offerings and private placements. In addition, the Company's lack of operational experience and limited capital resources could make it difficult, if not highly unlikely, to successfully bid on major reclamation or clean-up projects. In such event, the Company's business development could be limited to remediation of smaller commercial and industrial sites with significantly lower potential for profit.


     In addition, the expansion of the Company's business will require the commitment of significant capital resources toward the hiring of technical and operational support personnel, the development of a manufacturing and testing facility for SET(TM) and SLiM(TM) equipment, and the building of equipment to be used both for on-site test demonstrations and the remediation of contaminated elements. In the event the Company is presented with one or more significant reclamation or clean-up projects, individually or in conjunction with collaborative working partners, it may require additional capital to take advantage of such opportunities. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies, or to license third parties to commercialize technologies that the Company would otherwise seek to develop itself.


Competition and Technological Alternatives


     The Company anticipates that the primary markets for its technologies will be for hazardous and toxic waste and industrial by-products treatment and disposal, the destruction or neutralization of chemical weapons materials and warfare agents, and the concentration of radioactive wastes. The Company has had limited experience in marketing its technologies and has a small sales and marketing organization, whereas other participants in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than the Company. Any one or more of the Company's competitors or other enterprises not presently known to the Company may develop technologies which are superior to SET(TM), SLiM(TM) or other technologies utilized by the Company. To the extent that the Company's competitors are able to offer more cost-effective remediation alternatives, the Company's ability to compete could be materially and adversely affected.


Unpredictability of Patent Protection and Proprietary Technology


     The Company has seven United States patents which issued between 1987 and 1996, and which relate to SET(TM), electrochemistry of halogenated organic compounds, separation and destruction of CFCs and decontamination of soils containing mercury and radioactive metals. The Company also has one Canadian patent relating to its SET(TM) technology. The Company has filed five additional United States patent applications relating to separation and destruction of CFCs and removal of heavy metals from soil. In November 1995, the Company filed a provisional patent application relating to the destruction of chemical warfare agents. Separation has filed one United States utility patent application and two United States provisional patent applications covering the principal features of the SLiM(TM) technology. One provisional patent application covers the joint inventions of Srinivas Kilambi, Ph.D., Separation's Vice President-Technology, and Lockheed Martin, and a corresponding utility patent application containing the specific patent claims is expected to be filed in the near future. The Company may also pursue foreign patent protection where it deems appropriate.


     The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The patents currently owned by the Company are improvement patents which are more difficult to monitor for infringement than those that would be contained in a patent covering a pioneering invention or technology. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technology that is patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any elements of SET(TM), SLiM(TM) or the Company's other technologies, or design around such technologies. It is possible that the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties. There can be no assurance that any license acquired under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company for alleged infringement of another party's patents or in defending the validity or enforceability of the Company's patents, or in bringing patent infringement suits against other parties based on the Company's patents.


     In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.


Government Regulation


     The Company and its customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including, without limitation, the Resource Conservation and Recovery Act, as amended ("RCRA"), and the Occupational Safety and Health Act of 1970 ("OSHA"), which may require the Company, its prospective working partners or its customers to obtain permits or approvals to utilize SET(TM) and/or SLiM(TM), or the Company's other environmental technologies and related equipment on certain job sites. In addition, if the Company begins to market SET(TM) and SLiM(TM) internationally, the Company will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in those other countries. There is no assurance that such required permits and approvals will be obtained. Furthermore, particularly in the environmental remediation market, the Company may be required to conduct performance and operating studies to assure government agencies that SET(TM) and/or SLiM(TM), and their by-products, do not pose environmental risks. There is no assurance that such studies, if successful, will not be more costly or time-consuming than anticipated.


     In addition, the Company's Nationwide Permit issued by the EPA contains numerous conditions for maintaining the Nationwide Permit, including notification of all job sites, periodic reporting to the EPA as to activities at the job sites, prior notification to and approval by the EPA with respect to any single-site centralized remediation facility that the Company may seek to establish and certain restrictions on the disposal of by-products from the use of SET(TM), and there can be no assurance that the Company will be able to comply with such conditions in order to maintain and/or obtain renewal of the Nationwide Permit.


     Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended, or are interpreted or enforced differently, the Company, its prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements.


Unspecified Acquisition-Related Risks


     As part of its growth strategy, the Company will seek to acquire or invest in complementary (including competitive) businesses, products or technologies. The Company may allocate a significant portion of its available working capital to finance a portion of the purchase price relating to possible acquisitions of, or investments in, complementary (including competitive) business, products or technologies. In the event any such acquisition or investment opportunity arises in the future, it is probable that the Company will also be required to obtain additional financing to complete such transaction. The process of integrating such acquired assets into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. There can be no assurance that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and financial position. Acquisitions also involve other risks, including entering markets in which the Company has no or limited prior experience. The Company currently has no commitments or agreements with respect to any possible acquisitions or investments.


Dependence on Key Management and Other Personnel


     The Company is dependent on the efforts of its senior management and scientific staff, including Paul E. Hannesson, Chairman of the Board, President and Chief Executive Officer, Edwin L. Harper, Ph.D., Vice Chairman, Michael D. Fullwood, Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel, Jerry Karlik, Vice President, Andrew P. Oddi, Vice President and Treasurer, and William E. Ingram, Vice President and Controller. The proceeds of key-man life insurance policies on the lives of certain of such individuals may not be adequate to compensate the Company for the loss of any of such individuals. The loss of the services of any one or more of such persons may have a material adverse effect on the Company.


     The Company's future success will depend in large part upon its ability to attract and retain skilled scientific, management, operational and marketing personnel. The Company faces competition for hiring such personnel from other companies, government entities and other organizations. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.


Potential Conflicts of Interest


     Paul E. Hannesson and Michael D. Fullwood, the Chairman of the Board, President and Chief Executive Officer and the Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company, respectively, also serve in the same capacities with, and devote a significant portion of their business and professional time and efforts to the business of, Applied and Separation. In addition, Bentley J. Blum, Edwin L. Harper, Ph.D., Kenneth L. Adelman, Ph.D., Herbert A. Cohen and David L. Mitchell (the "Applied Directors"), all of whom are directors of the Company, also serve as directors of Applied. While the Company believes that its business and technologies are distinguishable from those of Applied, and that it does not compete in the markets in which Applied competes, Messrs. Hannesson and Fullwood and the Applied Directors may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to them, the Company and/or Applied. Moreover, while Messrs. Hannesson and Fullwood have agreed to devote a portion of their business and professional time and efforts to the Company, potential conflicts of interest also include the amount of time and effort devoted by them to the affairs of Applied and Separation. The Company may be materially adversely affected if Messrs. Hannesson and Fullwood and/or the Applied Directors choose to place the interests of Applied and/or Separation before those of the Company. Each of Messrs. Hannesson and Fullwood and the Applied Directors has agreed that, to the extent such opportunities arise, he will carefully consider a number of factors, including whether such opportunities are within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunities. In addition, the Company's Board of Directors has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, principal stockholders or any affiliates of the foregoing will be on terms no less favorable to the Company than could reasonably be obtained in "arms length" transactions with independent third parties, and any such transactions will also be approved by a majority of the Company's disinterested outside directors. Messrs. Hannesson and Fullwood and the Applied Directors also owe fiduciary duties of care and loyalty to the Company under Delaware law. However, the failure of the Company's management to resolve any conflicts of interest in favor of the Company could materially adversely affect the Company's business, financial condition and results of operations.


Control by Principal Stockholder; Loans Involving Affiliates


     Bentley J. Blum, a director of the Company, Applied and Separation, beneficially owned, directly and through entities controlled by him, approximately 51.3% of the outstanding Common Stock of the Company as of December 1, 1997. Paul E. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company and Applied, and the Chairman of the Board and Chief Executive Officer of Separation, Solution and CFC, beneficially owned approximately 11.9% of the outstanding Common Stock of the Company as of such date. Accordingly, through his ownership or control of a controlling stock interest in the Company, Mr. Blum will be able to control, subject to the terms of a voting agreement, the voting of a majority of the outstanding shares of Common Stock at all meetings of stockholders of the Company and, because the Common Stock does not have cumulative voting rights, will be able to determine the outcome of the election of all of the Company's directors and determine corporate and stockholder action on other matters. Messrs. Blum and Hannesson are brothers-in-law.

     In September 1997, the Company provided Applied with a $4.0 million unsecured loan, evidenced by Applied's 8% convertible subordinated note due August 31, 2002 (the "Convertible Loan"). Payments of principal and accrued interest under the note are fully subject and subordinated to all other indebtedness for money borrowed of Applied. The Company has the right to convert the note into shares of Applied common stock at a conversion price of $3.89 per share (one full share of Applied common stock for each $3.89 principal amount of the note so converted). In consideration of the Convertible Loan, the Company received warrants expiring August 31, 2002 to purchase 1,000,000 shares of common stock of Applied at an exercise price of $5.0325 per share, subject to customary anti-dilution adjustments. To the extent of such borrowings, cash resources will be diverted from use in the Company's business, and possibly at times when the Company's liquidity and access to funding may be limited. There can be no assurance that Applied will promptly repay any outstanding amounts under the Convertible Loan or not otherwise default under the terms thereunder. In the event of any such default, the Company's right to convert the note into shares of Applied common stock may not be sufficient to adequately compensate the Company for the amount of the Convertible Loan.


Volatility of Market Prices of Common Stock

     The market price for the Company's Common Stock has been historically volatile. Future announcements of new technologies and changing policies and regulations of the federal government and state governments and other external factors, as well as potential fluctuations in the Company's financial results, may have a significant impact on the price of the Common Stock in the future.


Difficulty of Trading and Obtaining Quotations for Common Stock

     The Company's Common Stock is currently trading in the over-the-counter market in the Pink Sheets and is quoted in the OTCBB under the symbol "COES." As a result of trading in the over-the-counter market, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Common Stock as opposed to a security traded on the Nasdaq Stock Market or a national securities exchange.

     The Nasdaq Stock Market has adopted amendments to its rules increasing eligibility and maintenance criteria for the Nasdaq SmallCap Market, and there can be no assurance that the Company will be eligible for such a listing in the future. The new eligibility criteria for inclusion on the Nasdaq SmallCap Market require, among other things, that an issuer have: (i) either (a) net tangible assets (i.e., total assets less total liabilities and intangible assets) of $4.0 million, (b) a market capitalization of $50.0 million or (c) net income in its latest fiscal year or two of its last three fiscal years of $750,000; (ii) one million shares in the public float with a market value of at least $5.0 million; (iii) a minimum bid price of $4 per share; (iv) at least three market makers; and (v) at least 300 shareholders holding round lots. As of the date hereof, the Company does not meet the new Nasdaq Stock Market criteria.


No Foreseeable Dividends

     The Company does not anticipate paying dividends on its Common Stock in the foreseeable future, but plans instead to retain earnings, if any, for the operation and expansion of its business.


Certain Anti-Takeover Provisions and Potential Adverse Effect on Market Price of Shares from Issuance of Preferred Stock

     The Company's certificate of incorporation (the "Certificate of Incorporation") and by-laws (the "By-laws") contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their Shares in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control of the Company.


Limitations on Liability of Directors and Officers

     The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Company's By-laws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and the By-Laws, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and its stockholders.


Forward-Looking Statements

     This Prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements may be deemed to include, among other things, statements related to anticipated improvements in financial performance and management's long-term performance goals, as well as statements relating to the Company's business and growth strategies, including anticipated internal growth and plans to pursue additional acquisitions of complementary (including competitive) business, products or technologies. Actual results could differ materially from those addressed in the forward-looking statements as a result of the factors discussed in this "RISK FACTORS" section and elsewhere herein and in the documents incorporated herein by reference.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale or other disposition of the Shares by the Selling Stockholders hereunder.

                             SELLING STOCKHOLDERS


     This Prospectus may be used by certain officers, directors and controlling stockholders of the Company for the resale to the public of Shares to be issued to them upon exercise of options heretofore or hereafter granted under the 1997 Plan, the Hannesson Stock Option Agreement, the Harper Stock Option Agreement and the Director Compensation Agreements. Such persons may be deemed to be in a control relationship with the Company within the meaning of the Securities Act and the rules and regulations of the Commission thereunder, and such Shares may be deemed to be "control securities" within the meaning of General Instruction C to Form S-8. This Prospectus may also be used for the resale to the public of certain Shares heretofore issued upon exercise of options granted under the 1987 Plan, the DeAngelis Stock Option Agreement and the Magnell Stock Option Agreement. Such Shares may be deemed to be "restricted securities" within the meaning of General Instruction C to Form S-8. The securities referred to in this paragraph may also be resold pursuant to Rule 144 under the Securities Act or in other transactions exempt from registration.


     The persons who may resell Shares pursuant to this Prospectus are referred to in this Prospectus collectively as "Selling Stockholders." The following table sets forth as to each Selling Stockholder: the name of the Selling Stockholder; the nature of any position, office or other material relationship with the Company or its affiliates within the past three (3) years; the number of shares of Common Stock of the Company and the percentage of the outstanding shares of such class owned as of December 1, 1997; the number of such shares which may be sold hereby for the account of the Selling Stockholder; and the number of such shares and percentage of the outstanding shares of such class that will be owned by the Selling Stockholder, assuming the sale of all the Shares offered hereby.



                                           Shares of                                            Shares of
                                          Common Stock               Number of                 Common Stock
                                         Owned Prior to               Shares                   Owned After
                                          the Sale(1)                Which May                   the Sale
                                   --------------------------         Be Sold         ------------------------------
Name and Position/Relationship       Number       Percent(2)          Hereby               Number         Percent(2)
--------------------------------   -----------   ------------   -------------------   ----------------   -----------
Paul E. Hannesson(3)   .........   3,950,000          6.7%            3,950,000               * (4)             *
Edwin L. Harper(5)  ............   1,310,000          2.2%            1,310,000               * (6)             *
Michael D. Fullwood(7)    ......     500,000          *                 500,000 (8)           *                 *
Kenneth L. Adelman(9)  .........     805,000          1.4%              805,000(10)           *                 *
Andrew P. Oddi(11)  ............     452,000          *                 450,000(12)       2,000(13)             *
Herbert A. Cohen(14)   .........     105,000          *                 105,000(15)           *                 *
David L. Mitchell(16)  .........     105,000          *                 105,000(17)           *                 *
James M. DeAngelis(18)    ......     580,000          *                 400,000(19)     180,000(20)             *
Carl O. Magnell(21)    .........     240,000          *                  90,000(22)     150,000(23)             *
Edward Kleinberger (24)   ......      67,900          *                  50,000(25)      17,900(26)             *
   Total   .....................   8,114,900         13.8%            7,765,000         349,900                 *

------------
* Represents less than 1% of outstanding Common Stock.


(1) Shares of Common Stock issued or issuable to the Selling Stockholders upon exercise of currently outstanding stock options or warrants, whether or not exercisable, are included.


(2) Percentages based on 58,883,583 shares of Common Stock outstanding as of December 1, 1997.


(3) Mr. Hannesson has been a director of the Company since February 1993 and was appointed its Chairman of the Board and Chief Executive Officer in November 1996. Mr. Hannesson also served as President of the Company from February 1993 to July 1996 and was re-appointed President on May 1, 1997. Mr. Hannesson has been a director of Applied since March 1996 and was appointed Chairman of the Board of Applied in November 1996. Mr. Hannesson also served as Chief Executive Officer of Applied from March to October 1996 and as President of Applied from March to September 1996, and was re-appointed Chief Executive Officer of Applied on November 18, 1996 and President of Applied on May 1, 1997. Mr. Hannesson also currently serves as the Chairman of the Board and Chief Executive Officer of Separation, Solution and CFC. Mr. Hannesson also serves as Chairman of the Board of Lanxide Corporation ("Lanxide"), a research and development company developing metal and ceramic materials. Lanxide is affiliated with the Company by significant common ownership.


(4) Includes: (i) 3,450,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the 1997 Plan; and
     (ii) 500,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the Hannesson Stock Option Agreement.


(5) Dr. Harper served as President and Chief Operating Officer of both the Company and Applied from November 1, 1996 to April 1997, and has served as Vice Chairman of the Company and Applied since that date. Dr. Harper served as Chairman of the Board and Chief Executive Officer of Separation, Solution and CFC from January to April 1997, and has served as Vice Chairman of all such companies since that date. Dr. Harper also serves as a private consultant to the Company, Applied, Solution, Separation and CFC.


(6) Includes: (i) 560,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the 1997 Plan; and
     (ii) 750,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the Harper Stock Option Agreement.


(7) Mr. Fullwood was appointed Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company, Applied, Solution, Separation and CFC effective May 12, 1997. Mr. Fullwood was elected a director of Lanxide and was appointed Senior Vice President, Chief Financial and Administrative Officer and General Counsel of Lanxide on July 7, 1997.


(8) Represents 500,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the 1997 Plan.


(9) Dr. Adelman has served as a director of the Company and Applied since July 1996 and was appointed Executive Vice President, Marketing and International Development of Applied as of May 1, 1997. Dr. Adelman also joined the Board of Directors of Separation in April 1997.


(10) Includes: (i) 700,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the 1997 Plan; and
     (ii) 105,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under a Director Compensation Agreement.

(11) Mr. Oddi was appointed Vice President and Treasurer of the Company, Applied, Separation, Solution and CFC effective May 12, 1997. Mr. Oddi served as Vice President of Finance & Administration and Chief Financial Officer of the Company from 1987 to April 1997. Mr. Oddi also served as the Vice President of Finance, Chief Financial Officer and Secretary of Applied from March to November 1996, and served as the Vice President--Finance of Separation from September 1996 to April 1997.


(12) Includes: (i) 200,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the 1997 Plan; and
     (ii) 250,000 Shares heretofore issued upon exercise of options granted under the 1987 Plan.


(13) Represents 2,000 shares of Common Stock purchase by Mr. Oddi in the open market.


(14) Mr. Cohen has served as a director of the Company and Applied since July 1996.


(15) Represents 105,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under a Director Compensation Agreement.


(16) Mr. Mitchell has served as a director of the Company and Applied since July 1996 and as a director of Separation since April 1997.


(17) Represents 105,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under a Director Compensation Agreement.

(18) Mr. DeAngelis was appointed Senior Vice President of Separation effective September 1, 1996. He served prior to such time as Vice
     President--Marketing of the Company and President of CFC since January
     1993.

(19) Represents 400,000 Shares heretofore issued upon exercise of options granted under the DeAngelis Stock Option Agreement.

(20) Includes: (i) 100,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the DeAngelis Stock Option Agreement, which Shares are being registered pursuant to the Registration Statement of which this Prospectus is a part; and (ii) 80,000 shares of Common Stock purchased by Mr. DeAngelis in the open market.

(21) Mr. Magnell served as a Vice President of the Company from September 1995 to June 1996 and has served as a Vice President of Applied since that date.

(22) Represents 90,000 Shares heretofore issued upon exercise of options granted under the Magnell Stock Option Agreement.

(23) Represents 150,000 Shares (subject to adjustment) issuable upon exercise of currently outstanding options granted under the Magnell Stock Option Agreement, which Shares are being registered pursuant to the Registration Statement of which this Prospectus is a part.

(24) Mr. Kleinberger has been an employee of the Company since 1986.

(25) Represents 50,000 Shares heretofore issued upon exercise of options granted under the 1987 Plan.

(26) Represents 17,900 shares of Common Stock purchased by Mr. Kleinberger in the open market.


     The Company does not know whether any of the Selling Stockholders will use this Prospectus in connection with the offer or sale of any Shares, or, if this Prospectus is so used, how many Shares will be offered or sold. The information set forth in this section may be updated by the Company by use of supplements to this Prospectus issued subsequent to the date hereof.

                             PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, in one or more transactions (which may involve one or more block transactions) in the over-the-counter market, in transactions independent of the over-the-counter market, in separately negotiated transactions, or in a combination of such transactions. Such sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of such Shares for whom they may act as broker or agent (which discounts or commissions may be less than, or in excess of, those customary in the types of transactions involved). In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders and any dealer participating in the distribution of any Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker or dealer participating in any distribution of Shares in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act, and if so deemed will be required to deliver a copy of this Prospectus, including a Prospectus Supplement, if required, to any person who purchases any of the Shares from or through such broker or dealer.

     The Company will inform the Selling Stockholders that the anti-manipulation rules under the Exchange Act may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of such rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such Selling Stockholder and of the participating broker or dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     All expenses incurred in connection with the registration of the Shares are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered hereby.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York ("Greenberg Traurig"). Stephen A. Weiss, a shareholder of Greenberg Traurig, holds options to purchase 275,000 shares of Common Stock.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference, except as they relate to the unaudited nine-month periods ended September 30, 1997 and 1996, have been audited by various independent accountants. The periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so incorporated in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

================================================================================
       No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.





                 --------------------------------------------
                               TABLE OF CONTENTS



                                                                      Page
                                                                      -----
Available Information    ..........................................     2
Incorporation of Certain Documents by
   Reference    ...................................................     3
The Company  ......................................................     4
Risk Factors    ...................................................     5
Use of Proceeds    ................................................    11
Selling Stockholders  .............................................    12
Plan of Distribution  .............................................    15
Legal Matters   ...................................................    16
Experts   .........................................................    16

================================================================================

================================================================================


                               7,765,000 Shares







                                   COMMODORE
                                 ENVIRONMENTAL
                                SERVICES, INC.




                                 Common Stock




                   ----------------------------------------
                                  PROSPECTUS
                   ----------------------------------------
                               December 5, 1997



================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The Company hereby incorporates by reference into this Registration Statement the following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 0-10054) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997;

     (c) The Company's Current Reports on Form 8-K dated January 22, May 20, and July 3, 1997;

     (d) Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated January 22, 1997, filed with the Commission on March 27, 1997;


     (e) Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated May 20, 1997, filed with the Commission on October 3, 1997;

     (f) The Company's definitive Proxy Statement, dated August 20, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders held on September 12, 1997; and

     (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 2, 1981, filed under Section 12 of the Exchange Act, including any subsequent amendment or any report or other filing with the Commission updating such description.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

     Not applicable.


Item 5. Interests of Named Experts and Counsel.

     The validity of the Common Stock to which this Registration Statement relates will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York ("Greenberg Traurig"). Stephen A. Weiss, a shareholder of Greenberg Traurig, holds options to purchase 275,000 shares of Common Stock.


Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such
Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

     Article VII of the Company's Certificate of Incorporation eliminates the personal liability of directors and/or officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article VII of the Company's Certificate of Incorporation and Section 24 of the Company's By-Laws provide that the Company shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

     The Company has in force a combined insurance policy with its subsidiaries under which its directors and officers are insured (with limits of $20 million per occurrence and $20 million in the aggregate) against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 7. Exemption from Registration Claimed.


     The restricted securities to be reoffered and resold pursuant to this Registration Statement were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. Each such transaction involved the issuance of shares of Common Stock pursuant to the exercise of options granted under the 1987 Plan to persons who were officers, employees or directors of the Company and who had access to material information with respect to the Company.


Item 8. Exhibits.




 Exhibit
 Number                       Description
--------                      ------------
*4.1       Specimen Form of Common Stock Certificate.
*4.2       1987 Stock Option Plan of Commodore Resources Corporation.
 4.3       Commodore Environmental Services, Inc. 1997 Stock Option Plan. (1)
 4.4       Non-Qualified Stock Option Agreement, dated as of July 28, 1993, by and between the Com-
           pany and Albert E. Abel. (2)
 4.5       Non-Qualified Stock Option Agreement, dated as of November 22, 1993, by and between the
           Company and James M. DeAngelis. (3)
 4.6       Non-Qualified Stock Option Agreement, dated as of August 31, 1995, by and between the Com-
           pany and Carl O. Magnell. (4)
*4.7       Amended and Restated Non-Qualified Stock Option Agreement, dated as of January 2, 1996, by and between the Company and Stephen A. Weiss.
 4.8       Non-Qualified Stock Option Agreement, dated as of February 16, 1996, by and between the
           Company and Paul E. Hannesson. (4)
*4.9       Non-Qualified Stock Option Agreement, dated as of November 1, 1997, by and between the
           Company and Geoffrey Tirman.
*4.10      Director Compensation Agreement, dated February 20, 1996, by and between the Company and
           David L. Mitchell.
*4.11      Director Compensation Agreement, dated February 20, 1996, by and between the Company and
           Herbert A. Cohen.
*4.12      Director Compensation Agreement, dated February 20, 1996, by and between the Company and
           Kenneth L. Adelman.
*4.13      Advisory Agreement, dated February 20, 1996, by and between the Company and Edward L.
           Rowny.
*4.14      Advisory Agreement, dated February 22, 1996, by and between the Company and Misha Kra-
           kowsky.
*4.15      Advisory Agreement, dated February 22, 1996, by and between the Company and Noel Brown.
*4.16      Advisory Agreement, dated March 7, 1996, by and between the Company and Oliver Giscard
           d'Estaing.
*4.17      Non-Qualified Stock Option Agreement, dated as of June 17, 1997, by and between the Company and Edwin L. Harper.
*5.1       Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.

 Exhibit
 Number                       Description
--------                      ------------
*23.1      Consent of Tanner + Co.
*23.2      Consent of Price Waterhouse LLP.
*23.3      Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (contained in Exhibit 5.1).
*25.1      Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

------------
 * Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Proxy Statement, dated August 20, 1997.

(2) Incorporated herein by reference. Filed as an exhibit to the Company's Current Report on Form 8-K, dated August 10, 1993.

(3) Incorporated herein by reference. Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

(4) Incorporated herein by reference. Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.


Item 9. Undertakings.

     (a) The Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 2, 1997.


                                   COMMODORE ENVIRONMENTAL SERVICES, INC.

                                   By: /s/ Paul E. Hannesson
                                     -----------------------------------------
                                     Paul E. Hannesson
                                     Chairman of the Board, President
                                     and Chief Executive Officer

                                 ------------
                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Hannesson and Michael D. Fullwood, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                                 ------------
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                  Signature                                        Capacity                            Date
                  ---------                                        --------                           ------
/s/ Paul E. Hannesson            Chairman of the Board, President and             December 2, 1997
-------------------------        Chief Executive Officer
Paul E. Hannesson                (principal executive officer)


/s/ Michael D. Fullwood          Senior Vice President, Chief Financial and       December 2, 1997
-------------------------        Administrative Officer, Secretary and
Michael D. Fullwood              General Counsel
                                 (principal financial and accounting officer)

/s/ Edwin L. Harper               Vice Chairman                                    December 2, 1997
-------------------------
Edwin L. Harper, Ph.D.

/s/ Bentley J. Blum               Director                                         December 2, 1997
-------------------------
Bentley J. Blum
                                  Director                                         December 2, 1997
/s/ Kenneth L. Adelman
-------------------------
Kenneth L. Adelman, Ph.D.

/s/ Herbert A. Cohen              Director                                         December 2, 1997
-------------------------
Herbert A. Cohen

                                 EXHIBIT INDEX



 Exhibit
 Number                       Description
--------                      ------------
*4.1       Specimen Form of Common Stock Certificate.
*4.2       1987 Stock Option Plan of Commodore Resources Corporation.
 4.3       Commodore Environmental Services, Inc. 1997 Stock Option Plan.(1)
 4.4       Non-Qualified Stock Option Agreement, dated as of July 28, 1993, by and between the Company and Albert E. Abel.(2)
 4.5       Non-Qualified Stock Option Agreement, dated as of November 22, 1993, by and between the
           Company and James M. DeAngelis.(3)
 4.6       Non-Qualified Stock Option Agreement, dated as of August 31, 1995, by and between the Company and Carl O. Magnell.(4)
*4.7       Amended and Restated Non-Qualified Stock Option Agreement, dated as of January 2, 1996, by and between the Company and Stephen A. Weiss.
 4.8       Non-Qualified Stock Option Agreement, dated as of February 16, 1996, by and between the
           Company and Paul E. Hannesson.(4)
*4.9       Non-Qualified Stock Option Agreement, dated as of November 1, 1997, by and between the
           Company and Geoffrey Tirman.
*4.10      Director Compensation Agreement, dated February 20, 1996, by and between the Company and
           David L. Mitchell.
*4.11      Director Compensation Agreement, dated February 20, 1996, by and between the Company and
           Herbert A. Cohen.
*4.12      Director Compensation Agreement, dated February 20, 1996, by and between the Company and
           Kenneth L. Adelman.
*4.13      Advisory Agreement, dated February 20, 1996, by and between the Company and Edward L. Rowny.
*4.14      Advisory Agreement, dated February 22, 1996, by and between the Company and Misha Krakowsky.
*4.15      Advisory Agreement, dated February 22, 1996, by and between the Company and Noel Brown.
*4.16      Advisory Agreement, dated March 7, 1996, by and between the Company and Oliver Giscard
           d'Estaing.
*4.17      Non-Qualified Stock Option Agreement, dated as of June 17, 1997, by and between the Company and
           Edwin L. Harper.
*5.1       Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.
*23.1      Consent of Tanner + Co.
*23.2      Consent of Price Waterhouse LLP.
*23.3      Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (contained in Exhibit 5.1).
*25.1      Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

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* Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Proxy Statement, dated August 20, 1997.

(2) Incorporated herein by reference. Filed as an exhibit to the Company's Current Report on Form 8-K, dated August 10, 1993.

(3) Incorporated herein by reference. Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

(4) Incorporated herein by reference. Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.